Exhibit 99.1

Asure Announces Third Quarter 2020 Results

AUSTIN, TX – November 9, 2020 – Asure (NASDAQ: ASUR), a leading provider of cloud-based Human Capital Management (HCM) software solutions, reported results for the third quarter ended September 30, 2020.

“Small-business new bookings grew more than 100% year-over-year in the third quarter, revenue was better than expected, and we generated free cash flow. While these positive results were helped by the gradual improvement in economic conditions, specifically higher employment levels and increased business activity, we also onboarded high-caliber sales reps sooner than expected and they quickly became productive. Although the COVID-19 pandemic continues to impact our top line, resulting in unfavorable year-over-year comparisons, as an essential small business, Asure remains committed to helping our 50,000 indirect and 10,000 direct small-business customers grow in this challenging environment,” said Chairman and CEO Pat Goepel.

Third Quarter 2020 Key HCM Highlights

•	HCM revenue of $16.0 Million, above consensus of $14.6 Million
•	Non-GAAP EBITDA of $1.0 Million, above consensus of $0.9 Million
•	Free cash flow of $1.4 Million
•	Small-business HCM bookings increased more than 100% year-over-year
•	Sales reps increased to 64 from 33 at beginning of year
•	COVID-19 Resource Center and webinars benefited tens of thousands of small-businesses attendees since launch

Financial Summary

	For the three months ended September 30
In thousands, except per share data	2020	2019	Change (%)
REVENUE
GAAP Revenue (HCM)	$16,015	$17,854	-10%

GROSS PROFIT
GAAP Gross Profit (HCM)	$9,073	$10,768	-16%
GAAP Gross Margin (HCM)	56.7%	60.3%	-6%
Non-GAAP HCM Gross Profit	$10,290	$11,634	-12%
Non-GAAP HCM Gross Margin	64.3%	65.2%	-1%

EARNINGS
GAAP Net Income (Loss)	$(4,759)	$(5,624)	NM
Non-GAAP Net Income (Loss)	$(466)	$(1,025)	NM
GAAP Net Income (Loss) per share	$(0.30)	$(0.36)	NM
Non-GAAP Net Earnings (Loss) per share	$(0.03)	$(0.07)	NM

EBITDA
Non-GAAP HCM EBITDA	$985	$3,036	-68%
Non-GAAP HCM EBITDA Margin	6.2%	17.0%	-64%

Notes:

*	Free cash flow calculated as cash from operations less purchase of property plant and equipment as well as capitalized software
*

Loss from continuing operations. With the sale of the Workspace Management division on December 2, 2019, Asure has classified this business line as discontinued operations for the fiscal year 2019. As a result, Workspace Management is not included in GAAP revenue, GAAP gross profit, GAAP gross margin, and GAAP net income from continuing operations for the periods presented above. While discontinued operations are included in GAAP net income, it is not included in GAAP net income from continuing operations.

*	Non-GAAP financial measures are reconciled to GAAP in the tables set forth in this release.
*	Historical non-GAAP Net Earnings Per Share from Continuing Operations adjusted for 0% effective tax rate for comparison purposes.
*	NM indicates Not Meaningful Information

Financial Commentary

“Asure’s key business metrics continued to improve since the end of May, in line with U.S. employment and GDP, but it is still unclear whether this trend will continue given the uncertain macroeconomic environment. Nevertheless, we remain focused on our product-innovation and go-to-market investments. Furthermore, we are extremely proud of our employees’ level of commitment to our customers and their excellent execution during these unprecedented times,” said Mr. Goepel.

“We are encouraged by the strong momentum with new business bookings and continue to manage costs prudently, demonstrated by positive free cash flow this quarter. Although revenue, gross profit, and adjusted EBITDA year-over-year declines are still being driven by COVID-related lower check volumes, these declines have improved substantially over the last two quarters,” Mr. Goepel continued.

Asure delivered the following results (HCM only) for its third quarter ended September 30, 2020:

Revenue: Total revenue for the third quarter of 2020 was $16.0 million, a decrease of 10% from $17.9 million in the year-ago quarter. Revenue mix for the quarter was comprised primarily of recurring revenue, which represented 95.4% of total revenue with professional services, hardware and other revenue representing the remaining 4.6%.

Gross Profit: GAAP gross profit for the third quarter of 2020 was $9.1 million (56.7% margin), a decline from $10.8 million (60.3% margin) in the year-ago period. Non-GAAP HCM gross profit for the third quarter of 2020 was $10.3 million (64.3% margin), a decline from $11.6 million (65.2% margin) in the year-ago period.

Earnings (Loss) per Share: GAAP loss per share from continuing operations were $(0.30), compared with $(0.36) in the year-ago period. Non-GAAP HCM earnings per share were $(0.03), as compared with $(0.07) in the year-ago period.

Non-GAAP HCM EBITDA: Non-GAAP HCM EBITDA was $1.0 million (6.2% margin), representing a decline from $3.0 million (17.0% margin) in the year-ago period.

Announces Leadership and Board Changes

John Pence Appointed CFO. Mr. Pence was named Chief Financial Officer effective today, replacing Jay Powers. Mr. Pence has 28 years of leadership experience in accounting, finance, and operations at a variety of both publicly-traded and privately-held technology companies that served both large and small businesses. Most recently, he served as CFO of a leading HR benefits provider and helped direct a successful exit for the company’s investors.

CFO Jay Powers Resigned due to Family Health Reasons. We have not yet confirmed Mr. Powers’ last day with us, which will be dependent upon our need for transition support.

Independent Board Member Charles Lathrop Resining due to Health Reasons. Mr. Lathrop has been a Board Member since 2018. His resignation will be effective December 31, 2020.

“We are delighted to welcome John to Asure’s leadership team. John brings a very strong track record of success leading high-performing finance organizations at technology companies. At the same time, while we are disappointed about Jay and Charlie’s departure from Asure because of their outstanding backgrounds and valuable contributions, our thoughts and prayers are with both Jay and Charlie as well as their families during this difficult time,” said Mr. Goepel.

“Despite the unfortunate personal situation that caused this opportunity to become available, I am excited to join Asure’s experienced leadership team. Asure is uniquely positioned as a leading SaaS HCM provider for 60,000 small businesses, and I am eager to help the company build on the foundation built by Pat and his team and continue on its plans for double-digit organic and inorganic growth,” said CFO John Pence.

“I would like to thank Pat and the Board for the opportunity to serve as Chief Financial Officer. But I think it is in Asure’s and my own best interest to resign so that I can focus on my family health matters,” said Mr. Powers.

“It has been my pleasure to serve on Asure’s board and I am excited about the company’s future prospects. Unfortunately, due to health reasons, I need to resign my board position to focus on my family and getting better. I wish Pat and the rest of the board nothing but the best,” said Mr. Lathrop.

Recent Business Highlights

Hosted Annual Reseller Conference. The well-attended virtual event featured more than 25 training sessions over two days. Representatives from many of our existing 200-plus resellers participated as well as prospect resellers.

COVID-19 Resource Center. This initiative continues to help SMBs survive the pandemic and rebound in the aftermath of the pandemic. These resources include disaster-proof payroll with paycards, free emergency HR services, stimulus package for businesses questions answered, and multiple free educational webinars.

Added to Russell 3000® Index. Effective June 8, 2020 Asure was added as a member of the broad-market Russell 3000 Index as part of the 2020 Russell US Indexes reconstitution. Membership remains in place for one year and means automatic inclusion on the small-cap Russell 2000® Index as well as the appropriate growth and value style indexes.

Conference Call Details

Asure management will host a conference call today, Monday, November 9, 2020, at 4:30pm Eastern time (3:30pm Central time). Asure CEO Pat Goepel and CFO John Pence will host the conference call, followed by a question and answer session.

U.S. dial-in: (877) 853-5636

International dial-in: (631) 291-4544

Conference ID: 6258923

The conference call will be broadcast live and available for replay via the investor relations section of the company's website.

*Non-GAAP Financial Measures. This press release includes information about non-GAAP diluted earnings per share, non-GAAP tax rates, non-GAAP net income, non-GAAP gross profit, and non-GAAP EBITDA (collectively the "non-GAAP financial measures"). These non-GAAP financial measures are measurements of financial performance that are not prepared in accordance with U.S. generally accepted accounting principles and computational methods may differ from those used by other companies. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.

Non-GAAP EBITDA differs from GAAP net loss in that it excludes items such as interest, tax, depreciation, amortization, stock compensation, and one-time expenses. Asure is unable to predict with reasonable certainty the ultimate outcome of these exclusions without unreasonable effort. Therefore, Asure has not provided guidance for GAAP net loss or a reconciliation of the foregoing forward-looking Non-GAAP EBITDA guidance to GAAP net loss.

Management uses both GAAP and non-GAAP measures when planning, monitoring, and evaluating the company's performance.

The primary purpose of using non-GAAP measures is to provide supplemental information that may prove useful to investors and to enable investors to evaluate the company's results in the same way management does.

Management believes that supplementing GAAP disclosure with non-GAAP disclosure provides investors with a more complete view of the company's operational performance and allows for meaningful period-to-period comparisons and analysis of trends in the company's business. Further, to the extent that other companies use similar methods in calculating non-GAAP measures, the provision of supplemental non-GAAP information can allow for a comparison of the company's relative performance against other companies that also report non-GAAP operating results.

Specifically, management is excluding the following items from its non-GAAP earnings per share, as applicable, for the periods presented in the first quarter 2020 financial statements:

Quarterly and annual GAAP income statements for 2019 were recast as if the Workspace Management business, which was sold on December 2, 2019. Further, the Workspace Management GAAP income statements were recast into income from discontinued operations.

Stock-Based Compensation Expenses. The company's compensation strategy includes the use of stock-based compensation to attract and retain employees and executives. It is principally aimed at aligning their interests with those of our stockholders and at long-term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any particular period.

Amortization of Purchased Intangibles. The company views amortization of acquisition-related intangible assets, such as the amortization of the cost associated with an acquired company's research and development efforts, trade names, customer lists and customer relationships, and acquired lease intangibles, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are continually evaluated for impairment, amortization of the cost of purchased intangibles is a static expense, one that is not typically affected by operations during any particular period.

Income Tax Effects and Adjustments. Beginning in first quarter 2018, the company started using a fixed projected non-GAAP tax rate in order to provide better consistency across the interim reporting periods by eliminating the effects of items such as changes in the tax valuation allowance and non-cash tax effects of acquired goodwill and amortization, since each of these can vary in size and frequency. This tax rate could be subject to change for a variety of reasons, such as significant changes in the acquisition activity or fundamental tax law changes in major jurisdictions where the company operates. The company re-evaluates this tax rate on an annual basis or when any significant events that may materially affect this rate occur. The non-GAAP tax rate is currently projected to be approximately zero (0.0) percent.

Amortization of Capitalized Internal-Use Software, Acquisition-Related, and One-Time Expenses. The company’s non-GAAP financial measures exclude amortization of internal-use capitalized software costs and acquisition-related expenses as well as one-time expenses, such as material tax credits, material interest-expense credits, severance, recruitment, proforma adjustments of the impact of post sale HCM restructuring, and relocation.

About Asure

Asure (NASDAQ: ASUR) sees Human Capital Management (HCM) through the lens of entrepreneurs and executives with an owner’s mentality. We help more than 60,000 small and mid-sized businesses develop their “Human Capital” to get to the next level, stay compliant, and allocate their time, money and technology toward growth. Asure HCM solution includes Asure Payroll & Tax, Asure HR, and Asure Time & Attendance. Our Asure HRServices offering ranges from online compliance tools to a fully outsourced HR department. Visit us at asuresoftware.com.

"Safe harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about our financial results, which may include expected GAAP and non-GAAP financial and other operating and non-operating results, including revenue, net income, diluted earnings per share, operating cash flow growth, operating margin improvement, deferred revenue growth, expected revenue run rate, expected tax rates, stock-based compensation expenses, amortization of purchased intangibles, amortization of debt discount and shares outstanding. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company's results could differ materially from the results expressed or implied by the forward-looking statements we make.

The risks and uncertainties referred to above include -- but are not limited to -- risks associated with possible fluctuations in the company's financial and operating results; the company's rate of growth and anticipated revenue run rate, including impact of the current environment, the spread of major epidemics (including Coronavirus) and other related uncertainties such as government-imposed travel restrictions, interruptions to supply chains and extended shut down of businesses, reductions in employment and an increase in business failures, specifically among our clients, the company's ability to convert deferred revenue and unbilled deferred revenue into revenue and cash flow, and ability to maintain continued growth of deferred revenue and unbilled deferred revenue; foreign currency exchange rates; errors, interruptions or delays in the company's services or the company's Web hosting; breaches of the company's security measures; changes in the forgiveness provisions for loans under the Paycheck Protection Program; domestic and international regulatory developments, including the adoption of new privacy laws; the financial and other impact of any previous and future acquisitions; the nature of the company's business model, including risks related to government contracts; the company's ability to continue to release, gain customer acceptance of and provide support for new and improved versions of the company's services; successful customer deployment and utilization of the company's existing and future services; changes in the company's sales cycle; competition; various financial aspects of the company's subscription model; unexpected increases in attrition or decreases in new business; the company's ability to realize benefits from strategic partnerships and strategic investments; the emerging markets in which the company operates; unique aspects of entering or expanding in international markets, including the compliance with United States export control laws, the company's ability to hire, retain and motivate employees and manage the company's growth; changes in the company's customer base; technological developments; litigation and any related claims, negotiations and settlements, including with respect to intellectual property matters or industry-specific regulations; unanticipated changes in the company's effective tax rate; factors affecting the company's outstanding convertible notes, term loan, and revolving credit facility; fluctuations in the number of company shares outstanding and the price of such shares; collection of receivables; interest rates; factors affecting the company's deferred tax assets and ability to value and utilize them; the potential negative impact of indirect tax exposure; the risks and expenses associated with the company's real estate and office facilities space; and general developments in the economy, financial markets, credit markets and the impact of current and future accounting pronouncements and other financial reporting standards.

Further information on these and other factors that could affect the company's financial results is included in the reports on Forms
10-K, 10-Q and 8-K and in other filings we make with the Securities and Exchange Commission from time to time. These documents are available on the SEC Filings section of the Investor Information section of the company's website at investor.asuresoftware.com

Asure Software assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

© 2020 Asure Software, Inc. All rights reserved.

ASURE SOFTWARE, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30, 2020 (unaudited)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$12,939	$28,826
Accounts receivable, net of allowance for doubtful accounts of $885 and $904 at September 30, 2020 and December 31, 2019, respectively	5,220	4,808
Inventory	408	656
Prepaid expenses and other current assets	2,558	12,218
Total current assets before funds held for clients	21,125	46,508
Funds held for clients	199,306	137,935
Total current assets	220,431	184,443
Property and equipment, net	8,275	7,867
Goodwill	71,289	68,697
Intangible assets, net	62,055	63,850
Operating lease assets, net	6,837	6,963
Other assets, net	3,839	3,224
Total assets	$372,726	$335,044
Liabilities and stockholders’ equity
Current liabilities:
Current portion of notes payable	$10,794	$2,571
Accounts payable	1,009	1,736
Accrued compensation and benefits	3,305	3,424
Operating lease liabilities, current	1,779	1,575
Other accrued liabilities	791	6,556
Deferred revenue	3,585	5,500
Total current liabilities before client fund obligations	21,263	21,362
Client fund obligations	198,691	145,227
Total current liabilities	219,954	166,589
Long-term liabilities:
Deferred revenue	161	322
Deferred tax liability	362	336
Notes payable, net of current portion	12,908	24,142
Contingent purchase consideration	2,745	-
Operating lease liabilities, noncurrent	5,844	5,937
Other liabilities	656	139
Total long-term liabilities	22,676	30,876
Total liabilities	242,630	197,465
Commitments
Stockholders’ equity:
Preferred stock, $.01 par value; 1,500 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 44,000 and 22,000 shares authorized; 16,225 and 16,098 shares issued, 15,900 and 15,714 shares outstanding at September 30, 2020 and December 31, 2019, respectively	163	161
Treasury stock at cost, 384 shares at September 30, 2020 and December 31, 2019	(5,017)	(5,017)
Additional paid-in capital	398,449	396,102
Accumulated deficit	(264,117)	(253,642)
Accumulated other comprehensive income (loss)	618	(25)
Total stockholders’ equity	130,096	137,579
Total liabilities and stockholders’ equity	$372,726	$335,044

ASURE SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Recurring	$15,273	$17,014	$47,442	$53,429
Professional services, hardware and other	742	840	1,634	2,109
Total revenue	16,015	17,854	49,076	55,538
Cost of Sales	6,942	7,086	20,807	20,399
Gross profit	9,073	10,768	28,269	35,139
Operating expenses:
Sales and marketing	3,573	3,245	9,916	9,008
General and administrative	5,947	6,972	17,580	21,779
Research and development	1,805	1,271	4,356	3,561
Amortization of intangible assets	2,424	2,322	7,123	7,143
Total operating expenses	13,749	13,810	38,975	41,491
Loss from operations	(4,676)	(3,042)	(10,706)	(6,352)
Interest (expense) income and other, net	(408)	(2,712)	302	(8,495)
Loss from continuing operations before income taxes	(5,084)	(5,754)	(10,404)	(14,847)
Income tax (benefit) expense	(325)	(130)	71	512
Loss from continuing operations	(4,759)	(5,624)	(10,475)	(15,359)
Discontinued operations
Income from operations of discontinued operations	-	2,126	-	4,030
Income tax benefit	-	(142)	-	(112)
Gain on discontinued operations, net of taxes	-	2,268	-	4,142
Net loss	(4,759)	(3,356)	(10,475)	(11,217)
Other comprehensive income:
Unrealized gain on marketable securities	16	(4)	643	22
Foreign currency translation loss	-	(514)	-	(560)
Comprehensive loss	$(4,743)	$(3,874)	$(9,832)	$(11,755)

Basic and diluted loss per share from continuing operations
Basic	$(0.30)	$(0.36)	$(0.66)	$(0.99)
Diluted	$(0.30)	$(0.36)	$(0.66)	$(0.99)
Basic and diluted loss per share
Basic	$(0.30)	$(0.22)	$(0.66)	$(0.72)
Diluted	$(0.30)	$(0.22)	$(0.66)	$(0.72)
Weighted average basic and diluted shares
Basic	15,873,000	15,565,000	15,793,000	15,472,000
Diluted	15,873,000	15,565,000	15,793,000	15,472,000

ASURE SOFTWARE, INC.

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(10,475)	$(11,217)
Adjustments to reconcile loss to net cash (used in) provided by operations:
Depreciation and amortization	12,046	11,594
Amortization of debt financing costs and discount	348	1,178
Provision for (recovery of) doubtful accounts	316	(414)
Provision for deferred income taxes	26	468
Gain on modification of debt	(123)	-
Share-based compensation	1,733	1,580
Loss on disposals of fixed assets	55	83
Changes in operating assets and liabilities:
Accounts receivable	1,450	2,930
Inventory	137	(2,062)
Prepaid expenses and other assets	(766)	16
Accounts payable	(726)	(598)
Accrued expenses and other long-term obligations	(2,482)	217
Operating lease liabilities	(1,182)	-
Deferred revenue	(2,076)	148
Net cash (used in) provided by operating activities	(1,719)	3,923
Cash flows from investing activities:
Acquisitions, net of cash acquired	(6,994)	(7,443)
Acquisition of intangible asset	(1,823)	-
Purchases of property and equipment	(859)	(1,159)
Software capitalization costs	(1,904)	(3,207)
Net change in funds held for clients	(53,107)	48,361
Net cash (used in) provided by investing activities	(64,687)	36,552
Cash flows from financing activities:
Proceeds from notes payable	8,856	8,000
Payments of notes payable	(12,171)	(4,638)
Proceeds from revolving line of credit	-	8,000
Payments of revolving line of credit	-	(4,000)
Debt financing fees	(249)	(1,102)
Payments of finance leases	-	(102)
Net proceeds from issuance of common stock	616	496
Net change in client fund obligations	53,465	(49,964)
Net cash provided by (used in) financing activities	50,517	(43,310)
Effect of foreign exchange rates	-	(33)
Net increase (decrease) in cash and cash equivalents	(15,887)	(2,868)
Cash and cash equivalents at beginning of period	28,826	15,444
Cash and cash equivalents at end of period	$12,939	$12,576
Supplemental information:
Cash paid for:
Interest	$967	$6,581
Income taxes	$3,469	31
Non-cash Investing and Financing Activities:
Subordinated notes payable –acquisitions	$-	$2,000
Equity issued in connection with acquisitions	-	555

Reconciliation of GAAP to Non-GAAP

(In thousands, except for per share data)

(In thousands except per share data)	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20

Revenues:	$20,410	$17,274	$17,854	$17,612	$18,947	$14,115	$16,015
Reconciliation: GAAP to non-GAAP Gross Profit
GAAP Gross profit	$14,156	$10,215	$10,768	$8,178	$11,107	$8,107	$9,073
Stock compensation	$12	$8	$13	$18	$22	$21	$33
Depreciation and amortization	$675	$670	$685	$999	$926	$934	$1,184
One Time Hardware Reserve and other	$0	$0	$0	$321	$0	$0	$0
One Time Product Royalties	$189	$188	$168	$129	$91	$67	$0
Non-GAAP gross profit	$15,032	$11,081	$11,634	$9,645	$12,146	$9,129	$10,290
Non-GAAP gross margin	73.7%	64.1%	65.2%	54.8%	64.1%	64.7%	64.3%

(In thousands except per share data)	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20
Reconciliation: GAAP Net Income to non-GAAP EBITDA
GAAP Net income (loss) - HCM	$(3,446)	$(6,298)	$(5,624)	$(26,923)	$(1,768)	$(3,944)	$(4,760)
Stock compensation	$502	$323	$481	$678	$442	$587	$681
Amortization - intangibles	$2,779	$2,762	$2,738	$5,074	$2,781	$2,746	$2,821
Acquisition costs and other one-time expenses	$1,942	$1,903	$1,510	$1,277	$1,845	$685	$1,117
Taxes based on a 0% tax rate	$255	$396	$(130)	$(24,632)	$19	$377	$(325)
Depreciation	$576	$582	$528	$805	$735	$793	$1,043
Impairment	$0	$0	$0	$35,060	$0	$0	$0
Restructuring lookback	$821	$821	$821	$821	$0	$0	$0
Interest Expense & Other, Net	$2,714	$3,069	$2,712	$6,952	$235	$165	$408
Non-GAAP EBITDA	$6,143	$3,558	$3,036	$(888)	$4,289	$1,409	$985
Non-GAAP EBITDA margin	30.1%	20.6%	17.0%	-5.0%	22.6%	10.0%	6.1%

(In thousands except per share data)	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20
Reconciliation: GAAP Net Income to non-GAAP Net Income
GAAP Net income (loss) - HCM	$(3,446)	$(6,298)	$(5,624)	$(26,923)	$(1,768)	$(3,944)	$(4,760)
Stock compensation	$502	$323	$481	$678	$442	$587	$681
Amortization - intangibles	$2,779	$2,762	$2,738	$5,074	$2,781	$2,746	$2,821
Acquisition costs and other one-time expenses	$1,942	$1,903	$1,510	$1,277	$1,845	$685	$1,117
Taxes based on a 0% tax rate	$255	$396	$(130)	$(24,632)	$19	$377	$(325)
Impairment	$0	$0	$0	$35,060	$0	$0	$0
Loss on extinguishment of debt	$0	$0	$0	$5,705	$0	$0	$0
Restructuring lookback	$0	$0	$0	$821	$0	$0	$0
One Time Tax Penalty related to Prior periods	$0	$86	$0	$0	$0	$0	$0
Non-GAAP net income (loss)	$2,032	$(828)	$(1,025)	$(2,940)	$3,319	$451	$(466)

(In thousands except per share data)	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20
Calculation of non-GAAP net income (loss) per share
Non-GAAP net income	$2,032	$(828)	$(1,025)	$(2,940)	$3,319	$451	$(466)
Pro forma diluted wtd-average # of common shares	15,436	15,502	15,648	15,803	15,914	15,899	16,004
Non-GAAP EPS	$0.13	$(0.05)	$(0.07)	$(0.19)	$0.21	$0.03	$(0.03)

*For comparison purposes, excluding non-strategic customer contracts, revenue would have been $19,258 in 1Q19, $16,245 in 2Q19, $16,830 in 3Q19, and $16,628 in 4Q19

Investor Relations Contact:

Jeff Houston

Corporate Development

(512) 437-2349

Jeff.Houston@asuresoftware.com